Exhibit 21

SUBSIDIARIES OF REGISTRANT

Company	Jurisdiction of Incorporation	Percentage of Voting Securities Owned by Registrant
Ariel Merger Sub I, Inc.	Delaware	100%
Ariel Merger Sub II, Inc.	Delaware	100%